Exhibit 99.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made by and between Christopher North (“Executive”) and Shutterfly, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).

RECITALS

WHEREAS, Executive is currently the President and Chief Executive Officer (“CEO”) and an employee of the Company pursuant to the terms of an Offer Letter dated March 15, 2016 between Executive and the Company (the “Offer Letter”);

WHEREAS, Executive’s employment with the Company will terminate on the final day of the Transition Period (as defined below), or on such earlier date that is determined by the Company or on which Executive resigns his employment (the “Termination Date”); and

WHEREAS, Executive and Company both wish to ensure an orderly transition of Executive’s duties and responsibilities throughout the Transition Period;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Executive’s Termination. Executive’s employment with the Company will terminate on the Termination Date, and the Company shall process his termination accordingly. Executive agrees to execute any documentation reasonably necessary to confirm Executive’s termination of employment consistent with the terms hereof. Executive agrees to resign all positions he may hold with the Company and any of its subsidiaries or affiliated entities (including as a member of the Board of Directors of the Company (the “Board”)) upon the Termination Date.

2.    Transition Period and Services. Beginning on the Effective Date and through and including August 31, 2019 (the “Transition Period”), Executive agrees to provide the following transition services (the “Transition Services”): (1) continue to serve as the Company’s President and Chief Executive Officer until such time as the Board determines that Executive shall no longer serve in such capacity and (2) provide reasonable transition services to the Company as the Company may request, including, but not limited to, assistance in the hiring of, and transitioning of Executive’s responsibilities to, a new chief executive officer of the Company. Executive’s employment during the period Executive provides the Transition Services shall continue to be “at-will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice. During the period Executive provides the Transition Services, Executive shall continue to receive his salary at the same rate and frequency that he was receiving his salary immediately prior to the Transition Period, and shall continue to be eligible to participate in then-available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Transition Period, subject to the terms and conditions, including eligibility requirements, of such programs. If, at any time during the period Executive provides the Transition Services, the Company appoints a new chief executive officer, Executive will take all reasonable steps necessary at the Company’s request to relinquish the title of president and chief executive officer and resign from the Board and continue providing such Transition Services. It is anticipated that Executive will be re-nominated for re-election to the Board at the 2019 annual shareholder meeting; provided, however, that failure to be re-nominated or elected to the Board shall not constitute a breach of this Agreement or termination of Executive’s employment without Cause for purposes of this Agreement.

3.    Consideration. In consideration of the Transition Services, and in connection with and in exchange for the Parties’ promises herein, including the restrictive covenants provision (Section 7), the Parties agree as follows:

(a)    Accrued Compensation. Notwithstanding anything to the contrary in this Section 3, in connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements, including unused earned vacation pay (if applicable) and unreimbursed documented business expenses incurred by Executive through and including the Termination Date (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the Termination Date under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the Termination Date, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.

(b)    Base Salary Payment Upon Qualifying Termination. Upon Executive’s termination (other than for Cause) on the last day of the Transition Period, or if prior to the end of the Transition Period, Executive’s employment with the Company is terminated by the Company other than for Cause (as defined below), or Executive resigns his employment at the written request of the Company if such request is not for Cause (such earlier termination of employment, a “Qualifying Termination” and the date of termination of employment upon such Qualifying Termination, the “Qualifying Termination Date”), and in each case subject to Executive’s execution and non-revocation of a Final Release by the Final Release Deadline in accordance with Section 9 below, Executive will be entitled to a lump sum payment equal to $750,000, less the gross amount of salary paid by the Company to Executive for his service from January 1, 2019 through the Termination Date, to be paid within ten (10) days following the effectiveness of the Final Release. If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so, or is terminated by the Company for Cause, he will not be entitled to any further salary, bonus or other cash compensation.

(c)    Transition Bonus Payment. Executive will receive a lump sum cash payment of $562,500 (the “Transition Bonus Payment”) to be paid at the end of the Transition Period for completion of the Transition Services, subject to Executive’s execution and non-revocation of the Final Release by the Final Release Deadline, with such Transition Bonus Payment to be paid within ten (10)

days following the effectiveness of the Final Release. Notwithstanding the foregoing, in the event of a Qualifying Termination or Executive’s termination due to his death or Disability (as set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) prior to the completion of the Transition Period, subject to Executive’s execution and non-revocation of the Final Release by the Final Release Deadline, Executive shall be paid the full amount of the Transition Bonus Payment within ten (10) days following the effectiveness of the Final Release. If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so (other than due to death or Disability), or is terminated by the Company for Cause, he will not be entitled to any Transition Bonus Payment. Executive will not be eligible to participate the Company’s FY19 Bonus Plan.

(d)    Options. Executive will continue to vest in the stock option award dated May 31, 2016 (the “Option”) in accordance with the terms of the Option through the end of the Transition Period, provided Executive remains employed and continues to provide the Transition Services on the applicable vesting dates set forth in the Option. Notwithstanding the foregoing, if Executive has a Qualifying Termination before the end of the Transition Period, the Option’s vesting will accelerate as to such number of shares of Company common stock subject to the Option that would have vested had Executive remained employed and continued to provide the Transition Services through the Transition Period; provided, however, that Executive has executed and not revoked the Final Release prior to the Final Release Deadline. Any Option shares that are unvested on the Termination Date (after giving effect to the foregoing acceleration, as applicable) will cease to vest and be forfeited, except to the extent otherwise required by Section 4. In accordance with the terms of the Offer Letter and the Option, any vested Option shares will remain exercisable for a period of twelve (12) months following the Termination Date, but in no event later than the date on which the Option would expire had Executive remained employed. Notwithstanding the foregoing, (i) if, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so (other than due to death or Disability), he will not be entitled to any further vesting of the Option and any vested Options will remain exercisable for a period of three (3) months following the Termination Date and (ii) if, prior to the end of the Transition Period, Executive is terminated by the Company for Cause, he will not be entitled to any further vesting of the Option and the Option will expire upon the Executive’s Termination Date. In the event that Executive’s employment terminates due to his death or Disability before the end of the Transition Period, the Option’s vesting will accelerate as to such number of shares of Company common stock subject to the Option that would have vested had Executive remained employed and continued to provide the Transition Services for an additional twelve months pursuant to the Company’s current policy.

(e)    RSUs. Executive will continue to vest in the restricted stock unit award dated May 31, 2016 (the “2016 RSU”) and the restricted stock unit award dated August 13, 2018 (the “2018 RSU” and together with the 2016 RSU, the “RSUs”), in accordance with the terms of such RSUs through the end of the Transition Period, provided Executive remains employed and continues to provide the Transition Services on the applicable vesting dates set forth in such RSUs. Notwithstanding the foregoing, if Executive has a Qualifying Termination before the end of the Transition Period, the vesting of the 2016 RSU and the 2018 RSU will accelerate as to such number of shares of Company common stock subject to the 2016 RSU and 2018 RSU, respectively, that would have vested had Executive remained employed and continued to provide the Transition Services through the Transition Period; provided, however, that Executive has executed and not revoked the Final Release prior to the Final Release Deadline. Any RSUs that are unvested on the Termination Date (after giving effect to the foregoing acceleration, as applicable) will be forfeited, except to the extent otherwise required by Section 4. Notwithstanding the foregoing, if, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so (other than due to death or Disability), or is terminated by the Company for Cause, he will not be entitled to any further vesting of the RSUs. In the event that Executive’s employment terminates due to his death or Disability before the end of the Transition Period, the 2016 RSU’s and the 2018 RSU’s vesting will accelerate as to such number of shares of Company common stock subject to the RSUs that would have vested had Executive remained employed and continued to provide the Transition Services for an additional twelve months pursuant to the Company’s current policy.

(f)    PBRSU. Executive will cease to be eligible to earn and vest in the Performance-Based Restricted Stock Unit Award, dated August 13, 2018 (the “PBRSU”), and the PBRSU will be cancelled, on the Effective Date.

(g)    COBRA. Upon Executive’s termination (other than for Cause) on the last day of the Transition Period, or upon an earlier Qualifying Termination, and provided that in each case Executive has executed and not revoked the Final Release prior to the Final Release Deadline, Executive will be entitled to a taxable lump sum payment in an amount equal to eighteen (18) months of his COBRA (as defined below) premiums for him and his eligible dependents for continued health benefits, to be paid within ten (10) days following the effectiveness of the Final Release. If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so, or is terminated by the Company for Cause, he will not be entitled to any of the payments in this Section 3(g). For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)    Legal Fees. Executive will receive a lump sum payment, not to exceed $35,000, within thirty (30) days following the Effective Date, which represents a reimbursement for attorney’s fees related to the negotiation of this Agreement.

4.    Change in Control.

(a)    Termination After a Change in Control. In the event that a Change in Control (as defined below) is closed while Executive continues to be employed and providing the Transition Services, and Executive’s employment terminates at the end of the Transition Period or an earlier Qualifying Termination occurs, in either case within twelve (12) months following such Change in Control, (X) the vesting of Executive’s then-outstanding Option, 2016 RSU and 2018 RSU will accelerate in full and (Y) notwithstanding anything to the contrary in this Agreement and in accordance with the terms of the Offer Letter and the Option, the Option will remain exercisable and outstanding until the earliest of (i) closing date of the Change in Control (if required by the Change in Control), (ii) twelve months following Executive’s Termination Date and (iii) the date on which the Option would expire had Executive remained employed; provided Executive has executed and not revoked the Final Release prior to the Final Release Deadline. If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so, or is terminated by the Company for Cause, he will not be entitled to any further vesting of the Option, 2016 RSU or 2018 RSU in connection with a Change in Control.

(b)    Termination Before a Change in Control. In the event that a Change in Control is closed within ninety (90) days following the earlier of the end of the Transition Period and a Qualifying Termination, (X) the vesting of Executive’s then-outstanding Option and the 2016 RSU will accelerate in full and (Y) notwithstanding anything to the contrary in this Agreement and in accordance with the terms of the Offer Letter and the Option, the Option will remain exercisable and outstanding until the earliest of (i) the closing date of the Change in Control (if required by the Change in Control), (ii) twelve months following Executive’s Termination Date and (iii) the date on which the Option would expire had Executive remained employed; provided Executive has executed and not revoked the Final Release prior to the Final Release Deadline. If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so, or is terminated by the Company for Cause, he will not be entitled to any further vesting of the Option or 2016 RSU in connection with a Change in Control. The 2018 RSU is not eligible for acceleration in connection with a Termination that occurs before a Change in Control.

(c)    The PBRSU is not eligible for acceleration in connection with a Change in Control at any time.

5.    All Payments. Executive understands and agrees that except as expressly provided for this Agreement, Executive shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits provided for in the Offer Letter, or the agreements evidencing the Option, the RSUs or the PBRSU.

6.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” means that any of the following has occurred: (i) Executive’s conviction of, or plea of nolo contendere to, a felony or an act constituting common law fraud, which has a material adverse effect on the business, affairs or reputation of the Company; (ii) Executive’s commission of an act of fraud, intentional misappropriation or embezzlement with respect to the Company; (iii) Executive’s material breach of Executive’s fiduciary duties to the Company (other than as a result of physical or mental incapacity or illness); (iv) Executive’s material failure to attempt in good faith to perform Executive’s duties for the Company; (v) Executive’s intentional or willful misconduct or refusal to follow the lawful instructions of the Board; (vi) Executive’s intentional or willful breach of the Company confidential information obligations, invention assignment agreement, or any written Company policy that has been communicated to Executive in advance of Executive’s breach (including, but not limited to, notification by email), in each case, which has a material adverse effect on the Company, it being recognized that Executive may disclose confidential information, but solely in the good faith performance of Executive’s duties to the Company in the ordinary course of business without violating any law or regulation; (vii) Executive’s material breach of this Agreement; provided, however, that prior to any final determination that “Cause” under clauses (ii) through (vii) has occurred, the Board shall (A) provide to Executive written notice specifying the particular event or actions that could lead to such determination and (B) provide Executive an opportunity to be heard by the Board within 30 days of such notice and (C) provide Executive with 10 days from the date Executive is heard to cure such failure, conduct or breach giving rise to a determination of “Cause,” if such failure, conduct or breach is curable.

(b)    Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the

Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. For purposes of this definition, Persons will be considered to be acting as a group if they are direct or indirect owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Agreement solely by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

7.    Restrictive Covenants. In consideration of the premises and promises herein and for good and valuable consideration, receipt of which is hereby acknowledged, Executive, intending to be legally bound, agrees as follows:

(a)    Agreement Not to Solicit. Executive agrees that during for a period of twelve (12) months from the Termination Date, Executive will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other Person (other than the Company or any of its affiliates):

(i)    interfere with the relationship between the Company and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his or her employment or end his or her relationship with the Company;

(ii)    solicit or attempt to solicit for employment, on behalf of Executive or any other Person, any Person who is or, within six (6) months prior to such solicitation, was an employee or consultant or contractor of the Company; or

(iii)    induce or assist any other Person to engage in any of the activities described in subparagraphs (i) or (ii).

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees, consultants, or contractors of the Company or its successors or assigns, shall not be deemed to be a breach of this Section 6(a).

(b)    Non-Disparagement. For three (3) years following Executive’s Termination Date, Executive agrees that he will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company agrees that neither it formally nor its Chief Executive Officer will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about Executive. The foregoing shall not be violated by truthful statements in legal proceedings, truthful testimony, rebuttal of false or misleading statements of others, normal competitive type statements or privately communicated employment reference checks.

(c)    Conflict. In the event of a conflict between any provision of this Section 7 and a provision of any agreement not superseded by this Agreement, this Section 7 shall control.

8.    Company Proprietary and Confidential Information & Other Policies. Executive hereby acknowledges that he will continue to be bound by the Employee Invention Assignment and Confidentiality Agreement, dated May 31, 2016. Executive will continue to be bound by and comply fully with the Company’s, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees. Executive confirms that upon his termination, Executive will deliver to the Company all documents and data of any nature containing or pertaining to such information and that Executive has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof. Notwithstanding the foregoing, Executive may retain his address book to the extent it only contains contact information and the Company will transfer to Executive his cell phone number, subject to Company’s right, upon Executive’s termination, to inspect the contact information (whether in digital form or otherwise).

9.    Conditions to Receipt of Severance & Other Benefits. The receipt of applicable severance payments and benefits or acceleration benefits pursuant to Section 3 or Section 4 will be subject to Executive signing the release of claims attached hereto as Exhibit A (the “Final Release”) and satisfying all conditions to make the Final Release effective by no later than thirty (30) days after the Executive’s Termination Date (the “Final Release Deadline”), provided, however, that the Release does not release any of Executive’s rights to indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company.

10.    Indemnification. For the avoidance of doubt, Executive will continue to be covered by the Indemnity Agreement, dated May 31, 2016, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, with respect to actions taken while an officer or director of the Company pursuant to the terms of such agreement and policy.

11.    Protected Rights. Executive understands that nothing in the Final Release, or otherwise in this Agreement, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

12.    Defend Trade Secrets Act. Executive acknowledges and understands that, pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive further acknowledges and understands that if he files a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates (including Exhibit A hereto), is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

13.    Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in San Mateo County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon Executive or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If Executive is unable to access these rules, Executive will be provided with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

14.    Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing Party may be entitled.

15.    No Admission of Liability. This Agreement is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.

16.    Complete and Voluntary Agreement. This Agreement, together with Exhibit A, constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and, supersedes the Offer Letter and other all prior negotiations and agreements, whether written or oral, relating to such subject matter, with the exception of the Company Confidentiality and Intellectual Property Agreement, the equity plans and equity agreements under which the Option and RSUs are granted, in each case as modified herein. Executive acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.

17.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that: one or more subsections of Section 7 (Restrictive Covenants) is invalid or unenforceable in whole or in part, it is the intention of the Parties that the remaining subsections (or portions thereof) of this Agreement, including Section 3 (Consideration) and Section 4 (Change in Control), shall remain fully valid and enforceable.

18.    Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.    Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law.

To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

EXECUTIVE	SHUTTERFLY, INC.

/s/ Christopher North	/s/ Will Lansing
Christopher North	Will Lansing Chairman of the Board of Directors

February 4, 2019	February 4, 2019
Date	Date

[SIGNATURE PAGE TO TRANSITION AGREEMENT]

Exhibit A

Final Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by Shutterfly, Inc., or any successor thereof (the “Company”) pursuant to my Transition Agreement with Company dated February 4, 2019 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.    On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known to him or her would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under the Agreement, any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, including under the Indemnity Agreement, dated May 31, 2016 (the “Indemnity Agreement”), and continued coverage by the Company’s director’s and officer’s insurance.

2.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Release and my Agreement do not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release and my Agreement does not limit my right to receive an award for information provided to any Government Agencies. Moreover, I will

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continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3.    I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.    As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property, other than as provided in Section 5 of the Agreement with respect to my address book and cell phone, that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, (x) I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s) and (y) I am still bound by the covenants of Section 7 of the Agreement.

5.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.    I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.

7.    I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.    Any controversy or claim arising out of or relating to this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in San Mateo, California, before three arbitrators, in accordance with the applicable American Arbitration Association (“AAA”) rules then in effect, as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. The arbitrators shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrators shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrators hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

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9.    I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

10.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

11.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

12.    The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 3 or Section 4 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee                         ,                 .

Executed this                          day of                         ,                 .

Your Signature

Your Name (Please Print)

Agreed and Accepted:

Shutterfly, Inc.

By: Date:

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]

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